                                                                   Exhibit 10.81

                              GAS SALES AGREEMENT
                              -------------------

THIS GAS SALES AGREEMENT is made the 28th day of September, 2001.


BETWEEN:

1. Tipperary Oil & Gas (Australia) Pty Ltd (ACN 077 536 871) of GPO Box 1100, Brisbane, Queensland, Australia 4001 ("Seller").

2. QUEENSLAND FERTILISER ASSETS LIMITED (ACN 011 062 294) of 76 Arthur Street, Roma, Queensland, Australia ("Buyer").

RECITALS:

A. The Buyer: (i) proposes to construct, commission, own and operate, a facility to produce approximately 1,000 metric tons of ammonia per day, plus urea, nitric acid and low density ammonium nitrate ("Products") at Pickanjinnie, Queensland, Australia ("Plant"); and (ii) wishes to purchase certain quantities of Gas from the Seller for the operation of that Plant.

B. The Seller wishes to sell and supply Gas to the Buyer, in consideration for the Buyer paying for Gas, subject to the terms and conditions of this Agreement.

IT IS AGREED:

1.0  DEFINITIONS AND INTERPRETATION

1.1 In addition to the other defined terms contained elsewhere in this Agreement (including its Recitals), the following terms shall have the meanings assigned below unless the context otherwise requires.

     "Accumulated Annual Makeup" means at any relevant time, the aggregate of the Annual Makeup Quantities accruing during each of the immediately preceding three Contract Years (or such lesser period as the context requires), less all Annual Makeup Quantities Buyer has received during that period.

     "ACQ" means the annual contract quantity of Gas to be delivered by the Seller to the Buyer in a Contract Year up to 13.0 PJ's of Gas for the First Contract Year and 13.0 PJ's of Gas for each Contract Year thereafter.

     "ADQ" means the average daily quantity of Gas (being 37.2 TJ's of Gas) to be delivered by the Seller to the Buyer that is required to operate the Plant at its initial design capacity for each Day that the Plant is open and conducting operations.

     "Affected Party" has the meaning given in Clause 16.1.
                                               -----------

     "Agreement" means this agreement including any schedules, annexures, appendixes or other documents attached to this agreement or incorporated by reference.

     "Annual Makeup" means the Annual Makeup Payment and the Annual Makeup Quantity, collectively.

     "Annual Makeup Payment" means in respect of one Contract Year, the amount of money, if any, paid by Buyer to Seller equal to the product of (a) the Annual Makeup Quantity times (b) the Gas Price.

     "Annual Makeup Quantity" means in respect of one Contract Year, the amount of Gas (expressed in GJ's), if any, by which the Take or Pay Quantity exceeds the quantity of Gas taken by the Buyer in that Contract Year.

     "Authorization" means any consent, authorization, registration, filing, recording, notarization, certificate, permission, license, approval, permit, authority, exception, ruling or waiver by a Governmental Agency.

     "BB Rate" means the rate of interest percent per annum which is the 180 day dealer bill rate as it may be published from time to time in the Australian Financial Review provided that:

     (a) if at any time that rate ceases to be published, then the BB Rate will be the rate published by the Australia and New Zealand Bank, Sydney, New South Wales, from time to time as its prime lending rate (which may not be the lowest effective interest rate charged by that bank); and

     (b) if the Australia and New Zealand Bank, Sydney, New South Wales, should, for any reason, cease to exist, or cease to publish a prime lending rate, Seller and Buyer shall designate an alternate international bank that routinely publishes prime lending rates.

     "Business Day" means any day other than a Saturday, Sunday or public bank holiday in Brisbane, Queensland.

     "Buyer's Pipeline" means the gas pipeline which may be built by the Buyer to transport Gas from the Delivery Point to the Plant.

     "Buyer's Representative" means the person whose name appears in Clause 21.2
                                                                     -----------
     (or any other replacement as may be advised by the Buyer to the Seller from time to time), being the person authorised by the Buyer to issue the Monthly Schedule and variations to a Nominated Daily Take on behalf of the Buyer and to otherwise manage the administration of this Agreement.

     "Comet Ridge Project" means the area of land covered by Authority to Prospect No. 526 and Petroleum Leases Nos. 90, 91, 92, 99 and 100 in and adjacent to the Fairview area of Queensland.

     "Commencement Date" means the later of:

     (a)  1 April 2004; or

     (b) the date after 1 April 2004 on which the Buyer takes the first delivery of Gas from the Seller under this Agreement pursuant to the notice given under Clause 2.4;
                             ----------

     provided that, if Buyer has not previously taken the first delivery of Gas
     -------------
     from the Seller under Subparagraph (b) above, the Commencement Date shall be deemed to occur on 1 November 2004.

     "Confidential Information" means all information regarding the current or future business interests, methodology or affairs of the Seller and Buyer including:

     (a)  matters of a technical nature;

     (b)  research and development information;

     (c)  notes, products, know how, trade secrets, engineering or other data;

     (d)  specifications, processes, formulae;

     (e) manufacturing, planning or marketing procedures, techniques or information;

     (f)  accounting procedures or financial information; and

     (g) all terms and conditions of this Agreement (including the Gas Price), but excludes:

          (i) all information that the non-disclosing Party can demonstrate (to the reasonable satisfaction of the disclosing Party) that the non-disclosing Party knew prior to the disclosure by the disclosing Party to the non-disclosing Party;

          (ii) any information that is in the public domain except information that entered the public domain as a result of a breach of this Agreement;

          (iii) any information that is required to be disclosed by a stock exchange or a securities regulatory body; and

          (iv)   any information required to be disclosed by a court of law.

     "Contract Year" means the period commencing on the Commencement Date and ending on the next 30 June of the first Contract Year and, after that, each period of 12 months from 1 July to 30 June, provided that the final
                                                 -------------
     Contract Year will end on the expiration, or earlier termination, of the Term.

     "Day" means a period of 24 hours, beginning and ending at midnight, Australian Eastern Standard Time.

     "Default" means a Financial Default or a Non-financial Default.

     "Defaulting Party" means the Party which committed the Default.

     "Delivered Gas" means Gas which has been delivered by the Seller to the Delivery Point and accepted by the Buyer in accordance with this Agreement.

     "Delivery Point" means the downstream face of the flange where the Gas enters into the Buyer's Pipeline, or into a spur pipeline connecting the Comet Ridge Project to the Duke Pipeline, at Buyer's election pursuant to Clause 9.6. The Delivery Point into the Buyer's Pipeline shall be
     ----------
     constructed at a location within the boundaries of the Seller's Comet Ridge Project which is reasonably acceptable to Buyer and Seller.

     "Duke Pipeline" means the existing Wallumbilla to Gladstone pipeline formerly owned and operated by the State of Queensland.

     "Expiry Date" means the date which is 20 calendar years after the Commencement Date.

     "FM Notice" has the meaning given in Clause 16.1.
                                          -----------

     "Financial Default" means a Party's failure to satisfy a Financial Obligation to the other Party arising under this Agreement.

     "Financial Obligation" means an obligation to pay money under this Agreement.

     "Force Majeure Event" means any circumstance, occurrence, event or combination of them which is beyond the reasonable control of the Affected Party, including (without limitation):

     (a) any act of God (including but not limited to epidemics, landslides, lightning, earthquakes, floods, storms, cyclones, fires, washouts, extreme weather conditions), strike, lockout or other labor disturbance, acts of public enemies, sabotage, wars, blockades, insurrections, riots, or civil disturbances.

     (b) explosions, breakage of or accident to machinery or lines of pipe (including, without limitation, the Pipeline) or equipment, obstructions of lines of pipe (including, without limitation, the Pipeline) and other means of transportation, or inability to obtain materials or equipment;

     (c) any limitations, curtailment, actions, restraints, restrictions or prohibitions imposed on the Buyer by a Government Agency which either reduces (i) the volume of the Seller's Gas that the Buyer is allowed to transport through the Pipeline in any Month to a volume that would be insufficient to transport a proportionate part of the Take or Pay Quantity during that Month or (ii) the total quantity of the Products that the Buyer is allowed to produce from the Plant in any Month to a quantity that is insufficient to permit the Buyer to continue to operate the Plant and earn a reasonable return; and

     (d) any limitation, curtailment, actions, restraints, restrictions, or prohibitions imposed on Seller by a Government Agency, or by participants in its drilling program, in respect of its drilling operations, and gas gathering and compression systems.

     "Gas" means natural gas as defined by the Gas Act, or coal seam methane, and meeting the minimum specifications set forth in Annexure 2.
                                                         ----------

     "Gas Price" means the price per GJ of Gas as set out in Clause 11 and in
                                                             ---------
     accordance with the formula set out in Annexure 1.
                                            ----------

     "GJ" means a gigajoule of Gas.

     "Government Agency" means a federal, state or local government, government agency, department or ministry, a governmental, semi-governmental and judicial person or a person (whether autonomous or not) charged with administration of any applicable law or governmental order, regulation or rule, which is applicable to either the Seller or the Buyer.

     "Law" means any Commonwealth, state or local government legislation of Australia, including regulations, by-laws and subordinate legislation, the common law or Authorizations.

     "MDQ" means the maximum daily quantity of Gas to be delivered by the Seller to the Buyer up to 42.7 TJ, (which is one hundred fifteen percent (115%) of the ADQ)).

     "Month" means the period commencing at midnight Australian Eastern Time on the first day of a calendar month and ending at Midnight Australian Eastern Standard Time on the first day of the next calendar month.

     "Monthly Schedule" has the meaning given in Clause 5.1.
                                                 ----------

     "Net ACQ" means the ACQ reduced by: (a) the quantities of Gas the Seller fails to supply for any reason of Force Majeure, and/or the quantities of Gas the Buyer fails to take delivery of due to Force Majeure; and (b) the quantities of Undelivered Gas (as defined in Clause 18.1) insofar only as
                                                  -----------
     (i) Seller does not cover pursuant to Clause 18.1 (a) and (ii) Buyer does
                                           ---------------
     not cover pursuant to Clause 18.1 (b).
                           ---------------

     "Nominated Daily Take" means for a Day, the quantity of Gas nominated by the Buyer pursuant to Clause 5.1 or, that quantity as varied pursuant to
                           ----------
     Clause 5.2.
     ----------

     "Non-defaulting Party" means with respect to a Default, the Party which is not the Defaulting Party.

     "Non-financial Default" means a Party's failure to observe and perform any Non-financial Obligation under this Agreement while that obligation is not suspended by a Force Majeure Event.

     "Non-financial Obligation" means a material obligation under this Agreement that is not a Financial Obligation.

     "PJ" means a petajoule of Gas.

     "Party" means a Party to this Agreement.

     "Pipeline" means: (a) either Buyer's Pipeline, or a spur gas pipeline from the Delivery Point to the Duke Pipeline and from the Duke Pipeline to Buyer's Plant, as the case may be; and (b) the interconnections to be built by Buyer as may be reasonable or necessary to permit the delivery of Gas into the Buyer's Pipeline and the Duke Pipeline for transportation of Gas to the Plant.

     "Pipeline Pressure" means the pressure of the Gas to be delivered by the Seller at the Delivery Point, which shall be not less than 1,225 pounds per square inch gauge (8.45 mPa) and not more than 1,300 pounds per square inch gauge (8.97 mPa).

     "Plant" has the meaning given in Recital A.
                                      ---------

     "Related Corporation" has the meaning ascribed to it by section 50 of the Corporations Act.

     "Seller's Representative" means the person whose name appears in Clause
                                                                      ------
     21.2, being the person nominated by the Seller to receive all notices and
     ----
     other documents relating to this Agreement (or any other replacement as may be advised by the Seller to the Buyer from time to time).

     "Solvency Default" means that a Party:

     (a) applies for, seeks, permits or fails to prevent the appointment of a receiver, manager, receiver and manager, administrator or liquidator for, or any part of, its property or business and such appointment is not revoked within 10 days of its commencement;

     (b) institutes or joins in proceedings seeking an order for relief or determination that it is insolvent or that it be wound up or dissolved and such proceedings are not withdrawn within 10 days of being instituted or the Party being joined, and any arrangement, adjustment or composition of its debts under any law relating to bankruptcy; or

     (c) has a petition presented or order made for its amalgamation or reconstruction, without the other Party's prior written consent, which consent will not unreasonably be withheld or delayed, or which petition or order is not within 10 days of being made.

     "Take or Pay Quantity" means the quantity determined in accordance with Clause 6.1.
     ----------

     "Taxes" means any sales, transaction, property occupation, service, production, severance, gathering, transmission, excise, goods and services, resource rent or any other taxes, charges, levies, royalties or assessments imposed by any governmental or semi-governmental authority, whether local, state, or federal payable on the Gas, or on or with respect to the production, transmission, delivery, or the sale of the Gas, excluding income tax, capital gains tax and all other taxes under the Income Tax Assessment Act 1936 (as amended) and the Income Tax Assessment 1997.

     "Term" has the meaning given in Clause 3.1.
                                     ----------

     "TJ" means a terajoule of Gas.

1.2  In this Agreement unless the context otherwise requires:

     (a) a reference to any legislation or legislative provision includes any statutory modification or reinactment of or legislative provision substituted for, and any statutory instrument issued under that legislation or legislative provision;

     (b)  the singular includes the plural and vice versa;

     (c) reference to an individual or person includes where the context permits, a reference to a corporation, firm, partnership, joint venture, association, authority, trust or Government Agency;

     (d)  a reference to any gender includes all genders;

     (e) any reference to a Party is a reference to a party to this Agreement and includes a reference to that Party's executors, administrators, substitutes, successors and permitted assigns;

     (f)  a reference to dollars of "$" is to an amount in Australian currency;

     (g) headings to clauses are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation or any of the terms and conditions in this Agreement;

     (h) every agreement or undertaking expressed or implied by which more than one person agrees or undertakes any obligation or derives any benefit binds or inures for the benefit of those persons jointly and each of them severally.


2.0  SALE AND PURCHASE

2.1 The obligations of the Parties under the Agreement, other than their obligations under Clauses 17, 20 and 24, are subject to and do not become
                       ----------------------
     binding unless:

     (a) Buyer: (i) establishes and maintains its creditworthiness to the reasonable satisfaction of the Seller, and (ii) the Buyer has in place the necessary financing commitments, under terms reasonably acceptable to Buyer and Seller, that will foreseeably allow Buyer to construct and commission the Plant and the Pipeline between September 1, 2002 and the Commencement Date. If these conditions precedent are not satisfied by 31 May 2002, then this Agreement will terminate (except for Clauses 17, 20
              --------------
          and 24 and the enforcement of any right or claim which arises
          ------
          thereunder), unless the Seller agrees in writing to extend the time required to meet these conditions.

     (b) Seller has in place the necessary financing commitments, under terms reasonably acceptable to Buyer and Seller, that will foreseeably allow Seller to drill and complete the number of wells, to install laterals and compressors, as Seller reasonably deems necessary between September 1, 2002 and the Commencement Date to deliver the ACQ to the Delivery Point and meet Pipeline Pressure requirements. If these conditions precedent are not satisfied by 31 May 2002, then this Agreement will terminate (except for Clauses 17, 20 and 24 and the
                                               ---------------------
          enforcement of any right of claim which arises thereunder), unless Buyer agrees in writing to extend the time required to meet this condition.

2.2  In addition to the conditions in Clause 2.1, Buyer shall begin actual
                                      ----------
     construction of the Plant by 1 September, 2002, and diligently prosecute actual construction of the Plant and the Pipeline thereafter in an orderly and prudent manner through and until the Commencement Date.

     (a) From the date of signing of the Agreement, each Party shall use reasonable commercial endeavours to: (i) cooperate with, and deliver data, information, plans, surveys and other materials as may be reasonably requested by, the other Party to facilitate the design and interconnection of the Delivery Point and Pipeline to be constructed and commissioned by the Buyer, and the gathering system to be constructed and commissioned by or on behalf of the Seller within the Comet Ridge Project, as contemplated by this Agreement; (ii) deliver information regarding the status of its financial condition requested by the other Party, to the extent that it determines the other Party's request is reasonably required to satisfy conditions under the other Party's financing commitment; (iii) deliver copies of Seller's most recent reserve studies as described in Clause 10.6; (iv) perform such
                                                 ----------
          additional and other acts as may be reasonably requested by the other Party to permit both Parties to complete the construction, commissioning, and interconnection of their respective facilities, fixtures and equipment, (v) periodically report to the other Party regarding progress to the satisfaction of the conditions applicable to it; and (vi) use commercially reasonable endeavours to satisfy the conditions precedent applicable to it; provided that neither Party
                                                 -------------
          shall be obligated to (a) assume, guarantee, or pay any amount applicable to the facilities, fixtures and equipment to be constructed and commissioned by the other Party, (b) incur expenses to audit, obtain or prepare financial information or reserve studies, or respond to any audit requests, inquiries or other procedures, that it deems unreasonable in the exercise of its sole business discretion, (c) obtain any exception, license, order, permit, variance from a Government Agency or from a third person for the facilities, fixtures and equipment to be constructed and commissioned by the other Party, or
          (d) perform any act or satisfy any condition allocated to the other Party.

     (b) Notwithstanding any provision of this Agreement to the contrary, the Seller shall have the absolute and unconditional right to terminate this Agreement if, for any reason (excluding Force Majuere): (i) actual construction of the Plant and the Buyer's Pipeline is interrupted, suspended or terminated for a period of ninety (90) continuous Days; or (ii) the Buyer does not begin to take and pay for (or pay for without taking) Gas under this Agreement by the Commencement Date.

2.3 The Seller agrees to sell and deliver to Buyer at the Delivery Point, and the Buyer agrees to take and purchase from Seller at the Delivery Point (or pay for without taking), quantities of Gas: (a) subject to the conditions precedent in Clauses 2.1 and 2.2; and (b) in accordance with the terms and
                  -------------------
     conditions of this Agreement.

2.4 The Buyer must deliver written notice to the Seller not less that forty-five (45) Business Days' before the Day on which the Buyer intends to take the first delivery of Gas from the Seller under this Agreement; provided
                                                                     --------
     that Seller shall have no obligation to supply Gas to Buyer before 1 April
     ----
     2004.


3.0  TERM

3.1 All of the obligations of the Parties to this Agreement will be binding on the Parties from the date the conditions precedent in Clauses 2.1 and 2.2
                                                           -------------------
     are satisfied. The obligation to deliver, and to receive and pay for (or pay for without taking), Gas will be for the period commencing on the Commencement Date and expiring on the Expiry Date unless earlier terminated in accordance with Clauses 2.1, 2.2, 16.9 and 19 ("Term"), subject to
                        -----------------------------
     extension under Clause 4.0 and Buyer's Make-Up Rights under Clause 7.2.
                     ----------                                  ----------


4.0  AGREEMENT TO NEGOTIATE

4.1  If the Seller or the Buyer:

     (a)  wishes to extend the Term of this Agreement; and

     (b) gives the other Party notice in writing to that effect not less than six (6) Months prior to the Expiry Date, then the Parties will meet, negotiate in good faith and attempt to reach agreement to extend the Term.

5.0  NOMINATION AND SUPPLY

5.1  Not later than 10:00 a.m. on the Day that is ten (10) Business Days before:

     (a) the Commencement Date, and the commencement of each Month (or part of it) thereafter during the Term;

     (b) the Buyer's Representative must forward (by facsimile transmission) to the Seller's Representative a schedule in a form reasonably acceptable to Seller ("Monthly Schedule"), which shall contain of the Buyer's best estimate of (i) the Days of the relevant Month that the Plant will be open, and conducting operations that will require supplies of Gas, and (ii) the daily quantities of Gas ("Nominated Daily Take") which the Buyer proposes to accept from the Seller on each Day of that Month ("Nominated Day"); and

     (c) notwithstanding any other provision of this Agreement to the contrary, the Seller shall not be obligated to deliver, or pay for costs and expenses reasonably incurred by Buyer to obtain, alternate Gas supplies under Clause 18 for a Nominated Daily Take that exceeds 80%
                         ---------
          of the ADQ (or 60% of the ADQ during the first two Contract Years) for each Nominated Day during any Month that the Buyer fails to deliver a Monthly Schedule on or before the date prescribed above for any reason.

     The Buyer shall use its best endeavours for each Monthly Schedule to provide for the supply and purchase of a consistent quantity of Gas each Day the Plant is open and conducting operations during the applicable Month, which should normally be equivalent to the ADQ on average over the course of that Month. If the Seller anticipates that it may be unable to supply all or any part of the Nominated Daily Take for any Nominated Day due to scheduled maintenance, repair or replacement of the facilities, fixtures and equipment to be constructed and commissioned by Seller, the Seller's Representative will notify the Buyer's Representative within five
     (5) Business Days after Seller's receipt of the Monthly Schedule of the anticipated time delivery of Gas will be restricted. Thereafter, the Buyer's Representative and the Seller's Representative shall cooperate with each other, and negotiate diligently and in good faith, to adjust the Nominated Daily Takes and to arrange for the Seller's delivery of Gas from alternate sources as contemplated in Clause 18 to avoid disruption to the
                                          ---------
     operation of the Plant and to permit the completion of the scheduled maintenance, repair or replacement of the facilities, fixtures and equipment constructed and commissioned by Seller.

5.2 If the Buyer's Representative anticipates that it will request the Seller to increase the Nominated Daily Take for any Nominated Day, the Buyer's Representative may give notice (by facsimile transmission) to the Seller's Representative requesting the Seller to increase the quantity of Gas to be supplied during the Nominated Day from the Nominated Daily Take up to an amount equal to the

     MDQ no later than seventy-two (72) hours before 10:00 a.m. on the Nominated Day. The Seller will use all commercially reasonable endeavours to increase the quantity of Gas produced from its property, and to supply the additional Gas on that Nominated Day; provided that, the Seller shall not
                                           -------------
     (a) have any obligation to (i) apply to any Government Agency for an exception, license, order, permit, variance or other action, (ii) incur any cost, expense or fee to supply the additional quantities of Gas which would be proportionately higher than the costs, expenses or fees attributable to the Nominated Daily Take, (iii) install additional facilities, fixtures or equipment, or modify existing facilities, fixtures or equipment, upstream from the Delivery Point, or (iv) purchase Gas from another producer or supplier for resale to the Buyer under this Agreement or (b) incur any liability to Buyer under this Contract if it fails to supply the additional quantity of Gas.

5.3  Subject to Clauses 15 and 16:
                -----------------

     (a)  the Seller must deliver to the Buyer; and

     (b)  the Buyer must accept from the Seller,

     Gas at the Delivery Point in accordance with the Nominated Daily Take.

5.4 The Buyer may request the Seller to supply quantities of Gas during a Day which exceed the MDQ, or during a Contract Year which exceed the ACQ. In this event, the Buyer's Representative shall deliver notice to the Seller's Representative at least ten (10) Business Days before the Day the Buyer wishes the Seller to supply a quantity of Gas that exceeds the MDQ or three
     (3) Months before the Day Buyer wishes the Seller to supply a quantity of Gas that exceeds the ACQ, as may be applicable, which notice shall state
     (a) the total quantity of Gas that the Buyer is requesting the Seller to supply for the applicable period of time covered by the Buyer's notice and
     (b) the portion of that total quantity that exceeds the MDQ or ACQ, as applicable. Notwithstanding anything in this Agreement to the contrary: (i) the Buyer agrees that (x) the Seller will be under no obligation to supply any quantity of Gas in excess of the MDQ on any Day during the Term, or more than the ACQ in any Contract Year, and (y) the delivery and sale of more than the MDQ in any Day, or the ACQ in any Contract Year, will be at the Seller's sole discretion; and (ii) the Seller agrees that any quantity of Gas that it agrees to deliver and sell to Buyer pursuant to this Clause
                                                                         ------
     5.4 shall be in addition to (and shall not reduce) the MDQ or the ACQ, as
     ---
     may be applicable.

6.0  TAKE OR PAY QUANTITY

6.1 During each Contract Year of the Term, Buyer will take and pay for (or be required to pay for without taking) 80% of the Net ACQ save for the first and second Contract Years of the Term when the Buyer will take and pay for (or be required to pay for without taking), 60% of the Net ACQ ("Take or Pay Quantity"). The Seller shall calculate Annual Makeup, Net ACQ and the Take or

     Pay Quantity in accordance with Clause 6.2.  The Seller shall include  all
                                     ----------
     Gas the Seller caused to be delivered pursuant to Clause 18.1(a), and all
                                                       --------------
     Gas the Buyer obtained pursuant to Clause 18.1 (b), in the quantity of Gas
                                        ---------------
     taken and paid for by the Buyer as is relevant to each of those calculations.

6.2 The Seller will deliver a notice to Buyer setting forth the calculation of the Annual Makeup, Net ACQ and the Take or Pay Quantity for each Contract Year on or before August 15 of the following Contract Year. The Seller shall calculate each of these amounts for each Contract Year based upon the reconciliation notices for each Month of the applicable Contract Year delivered by Seller to Buyer pursuant to Clause 10.3; provided that if the
                                              -----------  -------------
     first Contract Year is less than twelve (12) months, the Annual Makeup, the Net ACQ and the Take or Pay Quantity shall be prorated accordingly. The Buyer shall review the Seller's calculations, and deliver written notice to the Seller of any specific exceptions thereto (with sufficient detail for Seller to investigate and respond to each exception), within fifteen (15) Business Days after the Day the Buyer receives the Seller's calculations. Buyer agrees that each exception must be made on a bona fide basis, and not solely with a view to obstructing the Annual Makeup Payment. If the Buyer makes any exceptions:

     (a) The Seller and the Buyer shall cooperate with each other, and negotiate diligently and in good faith, to resolve the Buyer's exceptions as follows: (i) exceptions relating to the inadvertent omission of data contained in reconciliation notices approved in accordance with Clause 10.3, simple mathematical errors of addition or
                          ------------
          other functions, transposition of numbers and similar matters shall, to the maximum extent practicable, be resolved by telephone conference, and the exchange of data within five (5) Business Days of the Seller's receipt of the Buyer's exceptions, by facsimile or other convenient methods; (ii) exceptions relating to the reconciliation notice for June of the prior Contract Year, any exceptions to any other reconciliation notices which remain unresolved on the date Seller makes its calculations under this Clause 6.2 and any other
                                                   ----------
          exceptions, shall, to the maximum extent practicable, be resolved by a meeting between Seller and Buyer held at Seller's offices in Brisbane, Australia at the conclusion of that five (5) Business Days period; and (iii) thereafter, any remaining exceptions may be referred by either Party to arbitration pursuant to the dispute resolution procedure under Clause 22. To the extent applicable, the periods
                          ---------
          specified in this Clause and in Clause 10.3 shall run concurrently.
                                          -----------

     (b) The Buyer shall pay the Annual Makeup Payment to Seller within twenty-one (21) Days after receipt of the Seller's calculation notice referred to in Clause 6.2, provided that (i) Buyer may elect to defer
                         ----------  -------------
          the portion of any Annual Makeup Payment that is subject to an exception which has not been resolved by the date the Annual Makeup Payment is due, and (ii) the Buyer shall, in that event, pay (aa) the full amount of the undisputed portion of the Annual Makeup Payment when due and (bb) interest on the deferred portion of the Annual Makeup Payment that is ultimately determined to be owed by Buyer to Seller at the BB Rate plus two percent (2%), which shall accrue from the date the Annual Makeup Payment was due until the date the Seller actually receives payment.

     (c) The Buyer shall make each Annual Makeup Payment in accordance with the procedure in Clause 12.3.
                       -----------

6.3 The Buyer acknowledges that the Annual Makeup Payment is intended, and shall be construed, as consideration given by Buyer for Seller's agreements to obtain and reserve sufficient quantities of Gas to sell and supply the ACQ, the ADQ and the MDQ to Buyer as contemplated by this Agreement. If any person should allege that any of the terms and provisions of this Agreement relating to the Annual Makeup Payment are ambiguous, incomplete, vague or otherwise unenforceable, the Parties intend those provisions should be: (a) liberally construed in favor of the Seller; and (b) supplemented by such commercially reasonable terms as may be necessary to enforce those provisions and effectuate the Buyer's intention to give consideration for the Seller's agreements as set forth above. Notwithstanding anything in this Agreement to the contrary, the Annual Makeup Payment is not intended by the Parties to constitute, and shall not be construed as, consideration given by Buyer to Seller for the sale of Gas or as a penalty.


7.0  ANNUAL MAKE UP

7.1 If Buyer pays an Annual Makeup Payment to Seller in respect of a Contract Year, the Buyer will have the right to receive a quantity of Gas up to the Annual Makeup Quantity for that Contract Year at no additional cost during the immediately succeeding three (3) Contract Years of the Agreement provided that:
     -------------

     (a) the Buyer is required to take delivery of 60% of the Net ACQ in the first two (2) Contract Years, and 80% of the Net ACQ in each subsequent Contract Year, before it may recover any part of the Accumulated Annual Makeup; and

     (b) at the end of the three (3) immediately succeeding Contract Years, the remaining unused Annual Makeup Quantity for the first Contract Year of the three (3) Contract Year period shall automatically expire, without any further adjustment, balancing, offset, refund or right accruing to the Buyer with respect thereto.

7.2 If there is Accumulated Annual Makeup at the end of the Term, the Buyer may request delivery of that Gas in accordance with Clause 5. The Buyer's
                                                     --------
     right to have Accumulated Annual Makeup Gas delivered will extend for a period of up to one (1) year from the expiry or termination of this Agreement.

7.3 The Seller's obligation to deliver all or any part of the Annual Makeup Quantity, or the Accumulated Annual Makeup quantity, will be subject to Clause 5.4 and to operational constraints existing at the time the Buyer
     ----------
     nominates any quantity of Gas above the MDQ.


8.0  SELLER'S OPTION TO SUPPLY

8.1 If the Buyer plans any additions, enhancements or expansions to the Plant ("Expansion") which will increase the MDQ and ACQ required to operate the Plant each Day during the Term ("Additional Gas"), the Buyer shall provide notice to the Seller as soon as possible (but in any event at least ten
     (10) months before the date the Buyer will require the initial delivery of the Additional Gas), which shall state the maximum total quantities of Gas Buyer anticipates it will require each Day and Contract Year (as may be applicable) as a result of the Expansion, the then current MDQ and ACQ under this Agreement and any other material terms and conditions which may be applicable to the Additional Gas. The Seller may (but shall not be obligated to) submit an offer to sell all or any part of the Additional Gas to Buyer within fifteen (15) Days following receipt of Buyer's notice. (a) Buyer may elect to accept Seller's offer (if any) within fifteen (15) Days following receipt, in which case Buyer and Seller shall prepare applicable documents to govern the sale and purchase of the Additional Gas; or (b) the Buyer may reject the Seller's offer and obtain one or more offers from third party Gas suppliers for the sale and purchase of additional Gas stating the price and other material terms of sale quoted to the Buyer ("Gas Market Offer"), provided that (i) any Gas Market Offer must reflect
                           -------------
     an arm's length proposal by an established unaffiliated third party Gas supplier to sell the Additional Gas to Buyer, negotiated in good faith, and
     (ii) Buyer must deliver a copy of any contract, letter of intent, quotation or other document representing the Gas Market Offer that Buyer intends to accept to Seller at least nine (9) months before the date the Buyer will require the initial delivery of the Additional Gas. The Seller will have a right of first refusal to agree to sell all or any part of the Additional Gas required by Buyer at the price quoted in that Gas Market Offer as provided in Clause 8.2.
                 ----------

     Seller's right of first refusal shall also apply to: (i) the extension, renewal or replacement of any Gas sale arrangement completed by Buyer and a third party Gas supplier if Seller failed or refused to exercise its right of first refusal in response to the Buyer's prior solicitation of a Gas Market Offer; and (ii) to each addition, enhancement or expansion the Buyer may make to the Plant which increases the total quantity of Gas the Buyer will require to operate the Plant during a Day.

8.2  If the Seller exercises its right of first refusal pursuant to Clause 8.1,
                                                                    ----------
     Seller shall deliver notice to Buyer within thirty (30) Days after Seller's receipt of the Gas Market Offer Buyer intends to accept. Further, the Seller and the Buyer shall cooperate with each other to prepare, execute and deliver a separate Gas Sales Agreement, and any other documents as the Seller and Buyer may deem reasonable or necessary, to record the terms and provisions which may be applicable to the sale and purchase of the Additional Gas. Notwithstanding any Gas Market Offer, or any separate Gas Sales Agreement which Seller and Buyer may deliver pursuant to any Gas Market Offer, this Agreement shall continue in full force and effect without amendment or modification except as may be necessary to increase the ADQ and MDQ (if applicable) to be sold by Seller, and purchased by Buyer, under this Agreement to a pro rata part of the ACQ.

8.3  Any additional quantities of Gas purchased from Seller under this Clause 8
                                                                       --------
     in a Contract Year shall be included in the amount of Gas taken by Buyer under this Agreement up to the ACQ for purposes of calculating the Take or Pay Quantity.

9.0  DELIVERY, TITLE AND RISK

9.1 The Seller will deliver Gas purchased by the Buyer to the Delivery Point at the Pipeline Pressure at its sole cost.

9.2  Risk and title in the Gas will pass to the Buyer at the Delivery Point.

9.3 The Seller and the Buyer shall respectively operate (or use their best endeavours to cause third parties to operate) their respective facilities, fixtures and equipment at their sole cost and expense, and as reasonable and prudent operators utilizing ordinary care and skills and in accordance with the standards of the gas pipeline industry, to conduct operations to deliver and transport the Gas to be sold and purchased under this Agreement. Without limiting the generality of the foregoing:

     (a) the Seller shall be responsible for operating and maintaining compressors, gathering lines, the Measurement Meter (defined in Clause
                                                                          ------
          10.1 below) and the other surface equipment upstream of the Delivery
          ----
          Point; and

     (b) the Buyer shall be responsible for operating and maintaining the Delivery Point, the Pipeline and other surface equipment downstream of the Delivery Point;

      provided that, if Buyer alters the Pipeline Pressure, the Buyer shall
      -------------
      compensate Seller for the cost of any additions, enhancements, expansions or other modifications to the surface equipment Seller is responsible for operating as may reasonable or necessary for the Seller to deliver Gas at the altered pressure.

9.4 The Seller shall deliver Gas into the Pipeline at a rate of flow each Day which the Seller's Representative and the Buyer's Representative may mutually agree; provided that the rate of flow must be (a) consistent with
                      -------------
      design capacities and operating capabilities of the facilities, fixtures and equipment the Seller and the Buyer are respectively responsible for and (b) equal to or exceed the minimum rate of flow that can be accurately measured by the Measurement Meter.

9.5 The Buyer shall construct the Buyer's Pipeline along a route of its selection; provided that (a) the route for any portion of the Pipeline
                 -------------
      constructed within the Comet Ridge Project shall be reasonably acceptable to Buyer and Seller and (b) the Buyer and Seller shall use reasonable endeavours to coordinate, and support the other Party's application to Government Agencies and third persons for, easements, licenses, permits and other actions in respect of lands within the Comet Ridge Project. The Delivery Point, and the Buyer's Pipeline constructed by or on behalf of Buyer in respect of this Agreement shall conform to all applicable Laws, and to the minimum construction specifications and standards of the gas pipeline industry, with due regard for the anticipated operational life of the Delivery Point and all portions of the Pipeline in respect of this Agreement.

9.6   The Parties acknowledge and agree that:

      (a) The Buyer is entitled, at its election, to have Gas transported for the purposes of this Agreement by either Buyer's Pipeline or the Duke Pipeline, unless one is closed due to Force Majuere or other reasons. The Monthly Schedule shall specify the Delivery Point for Gas nominated each Day by Buyer.

      (b) The Buyer will do everything to ensure (i) the Pipeline is available for the receipt of Gas from Seller at the Delivery Point and (ii) the Buyer has adequate rights for the transportation of Gas from the Delivery Point to the Plant.

      Without limiting Clause 9.2, as between Seller and Buyer, Buyer shall bear
                      ----------
      all costs, expenses and risks arising from, or directly or indirectly related to, the transportation of Gas after the Delivery Point.

10.0  QUANTITIES OF GAS

10.1 Seller will cause the installation of gas metering equipment at the Delivery Point to determine the quantity, quality and heating value of Gas supplied by Seller to Buyer pursuant to this Agreement ("Measurement Meter"). The Measurement Meter must:

      (a) be approved by the Buyer, which approval must not be unreasonably be withheld; and
      (b) be of suitable capacity and conform with the minimum specifications and standards of the gas pipeline industry.

10.2 Buyer may install check gas metering equipment at the Delivery Point to measure the quantity, quality and heating value of Gas at its own cost, which shall remain the property of Buyer.

10.3 The Buyer acknowledges that at the end of each Month of the Term, the Seller will issue to the Buyer a reconciliation notice setting out the daily quantities of Gas Seller supplies to the Buyer at the Delivery Point.

      (a) Each reconciliation statement shall include the following calculations, data and information for the Month covered thereby: (i) the Nominated Daily Takes, and any increases thereto for a Nominated Day received by Seller pursuant to Clause 5.2; (ii) the quantity of
                                              ----------
           Delivered Gas for each Nominated Day, as measured by the Measurement Meter; (iii) any adjustments to the quantity of Delivered Gas for any Nominated Day resulting from a notice delivered by Buyer pursuant to Clause 10.5 or Clause 12.4; or (iv) an FM Notice given or received by
           -----------    -----------
           the Seller which (aa) relates to a circumstance or condition that prevented the Seller from supplying, or the Buyer from accepting, the Nominated Daily Take, and any increases thereto for a Nominated Day received by Seller pursuant to Clause 5.2 and (bb) is relevant to the
                                          ----------
           calculation of Net ACQ and the Take or Pay Quantity.

     (b) The Buyer shall review, and deliver specific exceptions to the Seller in respect of the calculations, data and information contained in, each reconciliation statement as set forth below.

           (i) Buyer may deliver a notice to Seller within fifteen (15) Business Days of receipt of each reconciliation notice containing specific exceptions: (a) relating to (1) clerical errors including, without limitation, the inadvertent omission of data, simple mathematical errors of addition or other functions, transposition of numbers or similar matters; and (2) other specific exceptions on a bona fide basis, and not solely with a view to obstructing the payment or performance of any of Buyer's obligations under this Agreement;

                and (b) stating, for each exception (1) the relevant charge, entry or other item covered by the exception, (2) the basis of the exception and (3) the adjustment, modification or revision that Buyer suggests to resolve the exception.

          (ii) The Seller and Buyer shall cooperate with each other, and negotiate diligently and in good faith, to resolve each of the Buyer's exceptions to a reconciliation notice: (a) first, by telephone conferences and the exchange of data, within five (5) Business Days of the Seller's receipt of the Buyer's exceptions;
                (b) second, by a meeting at Seller's office in Brisbane, Australia at the conclusion of the proceeding five (5) Business Day period, to attempt to resolve any exceptions that remain unresolved after the telephone conferences and exchange of data; and (c) finally, by arbitration initiated at the request of either Party pursuant to Clause 22, for any unresolved
                                         ---------
                exceptions.

          If Buyer has delivered a notice pursuant to Clause 10.5 or Clause
                                                      -----------    ------
          12.4, and the curative action under the relevant clause is pending,
          ----
          the Buyer's notices under those clauses shall also constitute an objection to the relevant reconciliation notice and the Seller shall adjust that notice to the extent that adjustments are subsequently made the quantity of Delivered Gas pursuant to Clauses 10.5 or 12.4.
                                                         --------------------

     (c) If the Buyer does not deliver specific exceptions to a reconciliation notice, and curative actions under Clause 10.5 or Clause 12.4 are not
                                             -----------    -----------
          pending, the Buyer shall be deemed to have accepted the reconciliation statement upon the expiration of the fifteen (15) Business Day period specified in Subclause 10.3(b) (ii). Alternatively, the Seller shall
                       ----------------------
          revise an affected reconciliation notice to adjust the calculations, data and information based upon the resolution of exceptions and other matters by Seller and Buyer pursuant to Clauses 10.3, 10.5 and 12.4,
                                                  ---------------------------
          as applicable. Thereafter, the Seller shall use the reconciliation notices without any further adjustment, modification or revision to calculate Net ACQ, the Take or Pay Quantity and Annual Makeup pursuant to Clause 6.2.
             ----------

10.4 The Seller and Buyer agree that, on every Day of the Term: (a) the Seller shall obtain and maintain sufficient Gas reserves or gas supply arrangements and sufficient equipment, as may be necessary to deliver quantities of Gas up to the MDQ and ACQ to Buyer (including, without limitation, as contemplated under Clause 18.1); (b) the Buyer shall
                                        ----------
      reserve sufficient capacity, and allocate sufficient facilities, fixtures and equipment, as may be reasonable or necessary for the Buyer to receive the Gas delivered by the Seller to the Buyer at the Delivery Point pursuant to this Agreement and to transport that Gas from the Delivery Point to the Buyer's Plant at the Buyer's cost or arrange for the delivery of Gas from a source other than the Seller; and (c) the Seller's Gas will be deemed to the first Gas through the Delivery Point.

10.5 If the Buyer believes there is a discrepancy above one and one-half percent (1.5%) between the Seller's metered quantity and the Buyer's metered quantity of the Delivered Gas for any Day, the Buyer may deliver a notice to Seller disputing the accuracy of the Seller's Measurement Meter and requesting the Seller to carry out such inspections and tests as may be relevant to determine the accuracy of the Measurement Meter. Seller will provide Buyer with at least seventy-two (72) hours notice of the date and time any inspection or test will be performed on the Measurement Meter and Buyer will have the right to have a representative present, if Buyer so desires.

      (a)  If the inspections and tests carried out under Clause 10.5 discover
                                                          -----------
           and document discrepancies equal to or less than one and one-half percent (1.5%) of the quantity of Delivered Gas as measured by the Measurement Meter, then the Buyer will pay all expenses of the Seller incidental to the inspections and tests.

     (b)   If the inspections and tests carried out under Clause 10.5 discover
                                                          -----------
           and document discrepancies in excess if one and one-half percent (1.5%) of the quantity of Delivered Gas as measured by the Measurement Meter, then:

           (i) the Seller will promptly carry out all necessary repairs, work and recalibrations to remedy the faults in the Measurement Meter;

           (ii)  the cost of the inspections and tests will be borne by Seller;
                 and

          (iii) the Seller will issue a correction to the relevant invoices and reconciliation notices delivered to the Buyer with respect to the quantities of Delivered Gas for the relevant period, beginning with the earlier of (x) the Day that Seller receives Buyer's notice pursuant to Clause 10.5 and continuing through
                                            -----------
                 the Day that Seller remedies the faults in the Measurement Meter or (y) a Day (not to exceed thirty (30) Days before the Day that Seller receives Buyer's notice pursuant to Clause
                                                                     ------
                 10.5) that Buyer is able to prove, by a preponderance of the
                 ----
                 evidence, that the discrepancy began and continued without interruption through the Day that Seller remedies the faults in the Measurement Meter; and

           (iv) Buyer may elect to obtain either (aa) credit for the amount of any overpayment against any future Gas purchases by Buyer under this Agreement, or (bb) a refund the amount of the overpayment from Seller.

10.6 The Seller agrees to provide Buyer a copy of the most recent gas reserve study lodged by the Seller's parent company with the U.S. Securities and Exchange Commission upon Buyer's request from time to time, but not more frequently than once each Contract Year.

10.7 Notwithstanding anything to the contrary in this Agreement (or in any other document delivered by Seller and Buyer relating to the transactions contemplated herein), Buyer shall have no power, privilege or right to audit or inspect (and Seller shall have no duty, liability or obligation to disclose or make available) any other data, document or information relating (directly or indirectly) to the reserves, supply arrangements or business affairs of Seller, or its affiliates.


11.0  CHARGES

11.l  Except for Gas supplied under Clause 8, the charge for Delivered Gas sold
                                    --------
      and supplied by the Seller to the Buyer pursuant to this Agreement up to the MDQ is the Gas Price multiplied by the relevant quantity of Delivered Gas (in GJs). The formula for determining the applicable Gas Price is set out in Annexure 1.
             ----------

11.2  Except for Gas supplied under Clause 8, the charge for Delivered Gas above
                                    --------
      the MDQ will be the price per GJ for such excess Gas quoted to the Buyer by the Seller multiplied by those quantities.

11.3  The charge for Delivered Gas under Clause 8 shall be the price set forth
                                         --------
      in the applicable Gas Market Offer to which Seller's right of first refusal relates.

11.4 The Parties acknowledge that the Gas Price includes and the Seller is liable for any royalties, overriding royalties and other payments in or measured by production and Taxes applying on the Commencement Date in respect of the production, processing or transportation of Gas to the Delivery Point; provided that the Gas Price shall be increased by the
                      -------------
      amount of Goods and Services Tax as may be applicable to all payments due by Buyer to Seller hereunder.

11.5 In addition to paying the Gas Price, the Buyer will be solely liable for and must reimburse the Seller (or, where applicable, pay on the Seller's behalf) for any of the following:

      (a) any new Taxes incurred or levied on Gas the subject of this Agreement, or its purchase at or after the delivery point, imposed after the date of this Agreement;

      (b) any Taxes applicable in connection with the use of Gas or the transportation of Gas from the Delivery Point; and

      (c) any increases in Taxes that applied on the date of this Agreement incurred or levied on Gas the subject of this Agreement, or its purchase at or after the delivery point, imposed after the date of this Agreement.

      provided that Seller shall credit Buyer with the amount of any Tax or
      -------------
      amount charged to Buyer in Clause 11.5 in the event such Tax or amount is
                                 -----------
      reduced.

11.6  GST

      (a) The following definitions apply to this Clause 11.6:

          "GST" has the same meaning as in the GST Act;

          "GST Act" means A New Tax System (Goods and Services Tax) Act 1999 as amended;

          "Registered" has the same meaning as in the GST Act;

          "Supply" has the same meaning as in the GST Act;

          "Taxable Supply" has the same meaning as in the GST Act;

          "Tax Invoice" has the same meaning as in the GST Act; and

          "Value" has the same meaning as in the GST Act.

      (b) The Parties agree that the Gas Price is exclusive of GST.

      (c) If any Supply made by the Seller to the Buyer under this Agreement is a Taxable Supply then in addition to the Gas Price payable by the Buyer to the Seller under this Agreement, the Seller shall be entitled to recover from the Buyer an additional amount on account of GST, such amount to be equal to the amount of the Seller's GST liability in respect of that Supply calculated in accordance with the GST Act on the basis that the Gas Price multiplied by the Gas supplied is the Value of the Taxable Supply. The GST amount will be recoverable at the same time as the Gas Price is payable under this Agreement.

      (d) The Seller must provide a Tax Invoice to the Buyer on the due date for payment of the Gas supplied under this Agreement.

12.0 INVOICES AND PAYMENT

12.1 Commencing with the second Month of Gas deliveries, by the fifteenth (15/th/) Day of each Month, the Seller shall deliver to the Buyer by way of facsimile transmission an invoice for the Gas delivered during the immediately preceding Month.

12.2 The Buyer must pay the amount specified in the Seller's invoice issued pursuant to Clause 12.1 within 15 Days after the date the Buyer received a
                 -----------
     facsimile copy of the invoice rendered under Clause 12.1, except to the
                                                  -----------
     extent the invoice is manifestly incorrect on its face or the Buyer is entitled to defer or offset payment pursuant to Clauses 10 or 12.
                                                     ----------------

12.3 All payments required to be made by the Buyer to the Seller pursuant to this Clause 12: (a) are due and payable in Brisbane, Australia; and (b)
          ---------
     must be made by telegraphic transfer direct into the Seller's bank account, in accordance with payment instructions delivered by the Seller to the Buyer from time to time.

12.4 If any item or part of an item shown on an invoice rendered by the Seller to the Buyer is disputed or subject to question by the Buyer on a bona fide basis and not solely with a view to obstructing payment of amounts which are due and payable, then the Buyer must pay by the due date the amount not in dispute and provide a detailed statement of its objection to the disputed amount.

12.5 The Parties will discuss the dispute in good faith but if the matter is not resolved within two weeks of the due date, it may be referred by either Party to arbitration pursuant to the dispute resolution procedure under Clause 22.
     ---------

12.6 After settlement of the dispute, any amount agreed or determined to be paid must be paid within seven (7) Business Days of the settlement by the Buyer to the Seller together with interest at the BB Rate plus two percent (2%) from (and including) the date when the disputed amount fell due to (but excluding) the date of payment.

12.7 If a law requires a Party to withhold or deduct any Tax from a payment so that the Party to whom the payment is to be made would not actually receive for its own benefit on the due date the full amount provided for under this Agreement, then the Party making the relevant payment will: (a) make the deduction and pay the full amount deducted to the relevant Government Agency in accordance with the applicable law; and (b) deliver the original receipts, provided by the relevant Government Agency (if any), or other customary accounting data, for the amount paid within a reasonable period to the Party to whom the payment was to have been made.

13.0  QUALITY

13.1  The Seller will ensure that the Gas supplied to the Buyer under this
      Agreement: (a) is of merchantable quality, and conforms with the specifications set forth in Annexure 2; and (b) is not encumbered by any
                                  ----------
      charge, encumbrance, lien or other security interest.

13.2  Except as provided for in Clause 13.1 no representation, warranty or
                                -----------
      covenant as to the condition, merchantability, fitness for any particular purpose or otherwise is given by the Seller concerning the Gas.

13.3 The Seller shall employ reasonable commercial endeavours to notify the Buyer as soon as Seller has actual knowledge of any material variation between the Gas specifications of this Agreement and the Gas being delivered or to be delivered to the Delivery Point, including notification of the nature and extent of the variation.


14.0  ESTIMATES ON REQUEST

14.1 In order to assist the Seller in forward planning its operations, and the production and sale of Gas, the Seller's Representative may from time to time throughout the Term request that the Buyer's Representative provide Seller its estimated likely requirements of Gas for any period during the Term.

14.2 As soon as reasonably practicable after receiving a request from the Seller's Representative, the Buyer's Representative must submit the requested estimates of the Gas requirements to the Seller's Representative and the Buyer warrants that the estimates given by the Buyer's Representative will be the Buyer's good faith estimate of its likely Gas requirements.


15.0  NOTICE OF CHANGES IN OPERATING CONDITIONS

15.1 Each Party must use its reasonable endeavours to notify the other Party as soon as it becomes aware of expected changes in:

      (a) the rates of delivery or receipt of Gas; or

      (b) the pressures or other operating conditions of the Pipeline and the reason for those expected changes, to ensure that, as far as it is possible, the Parties may accommodate the changes if and when they occur.

15.2 The Buyer will inform the Seller of its best estimate of the number of Plant operating Days per Contract Year and any periods of regular major maintenance required. The Seller will inform the Buyer of any maintenance Days required by the Seller. Without limiting Clause 5.1, if possible the
                                                    ----------
      Parties will seek to schedule maintenance periods at the same time to minimise any disruption to each other's operations.


16.0  FORCE MAJEURE

16.1 If a Party is prevented from or delayed in performing wholly or in part, any of its Non-financial Obligations for a reason attributable to a Force Majeure Event ("Affected Party") it must give to the other Party prompt notice of the Force Majeure Event with reasonably full particulars of the Force Majeure Event, including to the extent possible its nature and estimated duration, and the Affected Party's Non-financial Obligations affected by it and the nature and extent of its effect on those obligations ("FM Notice").

16.2 The Non-financial Obligations of the Affected Party under this Agreement will be suspended in whole or in part, as the case may require, to the extent that the ability of that Party to perform any of its Non-financial Obligations is materially and adversely affected by the Force Majeure Event that is the subject of a FM Notice.

16.3  Suspension of any Non-financial Obligations pursuant to Clause 16.2 will
                                                              -----------
      not affect any rights or obligations which have accrued prior to such suspension or, if the Force Majeure Event affects only some Non-financial Obligations, any other obligations or rights of the Parties.

16.4  The period of suspension under Clause 16.2 of the Non-financial Obligation
                                     -----------
      of the Affected Party will exclude any delay in the Affected Party's performance of the Non-financial Obligations which are attributable to a failure by the Affected Party to comply with Clause 16.5.
                                                   -----------

16.5  The Affected Party will, subject to Clause 16.2 use all reasonable
                                          -----------
      endeavours to avoid or remove a Force Majeure Event and to mitigate the effect of that Force Majeure Event including considering steps that the other Party may reasonably request in connection with the Force Majeure Event.

16.6 During the period of suspension of any obligation of the Affected Party under Clause 16.2 the other Party may (but need not) make alternative
            -----------
      arrangements for the performance whether by another person or otherwise, of any obligation so suspended without incurring any liability to the Affected Party.

16.7  Nothing in this Clause 16 requires the Affected Party to settle any
                      ---------
      industrial labor dispute or meet the claims or demands of any Government Agency otherwise than as is commercially reasonable and no delay in making the settlement will deprive the Affected Party of the benefit of Clause
                                                                       ------
      16.2 provided that the Affected Party has complied with relevant
      ----
      industrial orders and awards and with applicable laws.

16.8 An Affected Party will as soon as practicable give notice to the other Party of the end of each Force Majeure Event the subject of an FM Notice and must as soon as reasonably possible after the end of that Force Majeure Event resume performance of any Non-financial Obligation suspended as a result of it.

16.9 Notwithstanding anything to the contrary in this Agreement, if the Affected Party is not able to resume performance of its Non-financial Obligations on or before a date that is twelve (12) Months after the Affected Party delivered an FM Notice, the other Party shall have the right to terminate this Agreement in accordance with Clause 19 as though
                                                           ---------
      the Affected Party had Defaulted. If the other Party elects to terminate the Agreement pursuant to this Clause: (a) the other Party shall deliver written notice at least sixty (60) days before the effective date of termination (which shall be in lieu of any other notices or notice periods provided for under Clause 19 and shall not occur before the date that is
                         ---------
      twelve (12) months after the Affected Party delivered the FM Notice); and
      (b) the Affected Party shall not become liable for the payment of any Financial Obligation which was suspended (in whole or in part) during the period the Force Majuere Event was in effect.


17.0  CREDITWORTHINESS

17.1 The Buyer must provide on a quarterly basis financial statements, evidence of debt and/or credit ratings, and other such information as is reasonably requested by Seller to establish or confirm the Buyer's creditworthiness.

17.2 All information provided to the Seller for credit evaluation purposes will be used by the Seller solely for the purpose of assessing the Buyer's creditworthiness and will be held in confidence.


18.0  FAILURE TO DELIVER GAS

18.1 If the Seller is unable (other than by reason of a Force Majeure Event, the Buyer's failure or inability to accept delivery, or for any reason specified under Clauses 5.1(c), 12.2 and 15) to deliver any quantity of
                      ---------------------------
      Gas to meet a Nominated Daily Take ("Undelivered Gas") then:

      (a) the Seller may cause ENERGEX Retail Pty Ltd. and or other sources to deliver an alternate supply of Gas equivalent in quality and quantity to the Undelivered Gas at Seller's sole cost and expense on the Nominated Day at a point of delivery which may be reasonably acceptable to Buyer; and

      (b) if Seller fails to cause third parties to deliver an alternate supply of Gas, (i) the Buyer may obtain an alternate supply of Gas equivalent in quantity and quality to the Undelivered Gas on the Nominated Day without giving notice to Seller pursuant to Clause 8 and (ii) subject
                                                      --------
          to Clause 18.2, the Seller will pay to the Buyer within 14 days of
             -----------
          receipt of a statement from the Buyer the amount by which the reasonable costs and expenses incurred by the Buyer in obtaining delivery of that alternate supply exceeds the amount that would have been paid to the Seller under this Agreement for the Undelivered Gas had it been delivered.

      (c) If Seller does not cover Undelivered Gas pursuant to Clause 18.1(a),
                                                               --------------
          and Buyer does not cover Undelivered Gas pursuant to Clause 18.1(b),
                                                               --------------
          the ACQ for that Contract Year shall be reduced by the amount of the Undelivered Gas for purposes of calculating Annual Makeup, Net ACQ and the Take or Pay Quantity as described in Clause 6.
                                                   --------

18.2 If the Seller fails to deliver any quantity of Gas to meet a Nominated Daily Take, and the Buyer has been unable to obtain an alternate supply of Gas for any reason, the Seller will not be liable for or be obligated to Buyer in respect of any costs, damages, expenses or other amounts incurred or suffered by Buyer.


19.0  DEFAULT

19.1 The Non-defaulting Party may terminate this Agreement by giving notice of the occurrence of a Default to the Defaulting Party, and this Agreement shall terminate immediately upon the Defaulting Party's receipt of that Default Notice (and the expiration of any cure period specified below) if the Defaulting Party:

      (a) incurs a Solvency Default;

      (b) defaults in its Financial Obligation under this Agreement and the Defaulting Party fails to remedy that breach within five (5) Business Days;

      (c) is in breach of any of its Non-financial Obligations under this Agreement and the Defaulting Party fails to remedy that breach within fifteen (15) Business Days (or such reasonably longer period as may be necessary to remedy the breach that the Non-defaulting Party consents to, which consent will not be unreasonably withheld) of receiving a notice specifying the breach from the Non-defaulting Party; or

      (d) is in breach of any of its Non-financial Obligations under this Agreement which, in the reasonable opinion of an expert obtained by the Non-defaulting Party is incapable of being remedied.

      If the Buyer is the Defaulting Party and, in the opinion of the Seller the Default is capable of remedy but the Buyer has not undertaken such remedy, the Seller may suspend deliveries of Gas to the Buyer (without incurring any liability or obligation to Buyer) until the earlier to occur of:

      (i)  the lawful termination of this Agreement by the Seller under Clause
                                                                        ------
           19.1; or
           ----

      (ii) the Buyer's remedy of the Default to the reasonable satisfaction of the Seller.

19.2  If a Party terminates this Agreement under this Clause 19, the Defaulting
                                                      ---------
      Party must pay all moneys due to the Non-defaulting Party or accrued under this Agreement as at the date of termination.

19.3 The Defaulting Party will pay to the Non-defaulting Party interest on any amount which is the subject of a Financial Default. Such interest will accrue daily at a rate equal to the aggregate of the BB Rate plus a margin of two percent (2%) for each day from the date on which the amount became due and payable until such Default is cured and will be;

      (a)  payable on the first Business Day of each Month,

      (b)  calculated on actual days elapsed and a 365 day year, and

      (c) capitalized on the first Business Day after the due date for payment of such interest, if not paid when due.

19.4 If a liability under this Agreement becomes merged in an order or judgment of one or more arbitrators pursuant to Clause 22, or a court of competent
                                             ---------
      jurisdiction, then the Defaulting Party will pay interest to the Non-defaulting Party on the amount of that liability as an independent obligation. This interest accrues from the date the liability becomes due for payment, both before and after the order or judgment, until it is paid, at a rate that is the higher of the rate payable under the order or judgment and a rate equal to the aggregate of the BB Rate plus a margin of two percent (2%).

19.5 Notwithstanding anything in this Agreement to the contrary: (a) neither Party shall be liable to the other (or to any third party), and each Party hereby irrevocably releases and waives any claim, demand or cause of action (whether legal, equitable or administrative), for indirect or consequential damages including, without limitation, damages resulting from disruption of business, lost production or lost profits, increased administrative, employee or overhead costs, purchasing or supplying any quantity of Products (or components, goods, inventories or materials used to Manufacture Products) or the costs of repairing damage to the other Party's property; and (b) Buyer acknowledges that Seller shall not be liable for any damages which Buyer may incur, except as provided in Clause 18 with respect to Undelivered
                                       ---------
      Gas, the Gas Price under this Agreement has been calculated and offered by Seller in reliance upon this consequential damages waiver.

19.6  The remedies available to the Non-defaulting Party pursuant to this Clause
                                                                          ------
      19 will be without prejudice to any other rights or remedies it may have
      --
      at law or in equity.

19.7 Termination of this Agreement will not affect any rights or obligations which may have accrued prior to termination, including in respect of antecedent breach and will not affect the obligations of each Party set out in Clauses 17, 20 or 24 which will continue in full force and effect
             --------------------
      despite the termination of this Agreement.


20.0  AUTHORITY, EFFECT AND GOVERNING LAW AND JURISDICTION

20.1 Each Party represents and warrants to the other Party now and at all times during the Term:

      (a) It is a company duly incorporated under the laws of Queensland and has the power and authority to enter into this Agreement and will have undertaken and complied with the necessary corporate proceedings to ensure this Agreement is enforceable and binding on it or before 31 May, 2002 (unless otherwise terminated on or before that date);

      (b) This Agreement is legally valid, binding and includes enforceable obligations on it subject to the conditions and qualification set forth herein; and

      (c) The execution and delivery of this Agreement and the performance of any of the transactions contemplated by this Agreement do not and will not contravene or constitute a default or breach of any provision contained in any Law, judgment, order, Authorisation or in any contract or agreement by which it is bound; provided that Seller's
                                                      -------- ----
          performance is subject to approval of TCW Asset Management Company, et al pursuant to certain loan documents.

20.2  Each Party will:

      (a) comply with, give all notices under, and pay all fees required by, any Law; and

      (b) obtain all permits, licenses or approvals required under any Law, in respect of all matters arising in the performance of their respective obligations under this Agreement.

20.3 This Agreement is subject to and to be construed in accordance with the laws applicable in the State of Queensland and (subject to any arbitration agreement) the Parties submit to the non-exclusive jurisdiction of the Courts of that State.


21.0  SERVICE OF NOTICES

21.1 A notice by one Party to another Party will be sufficiently issued or served upon the Party to whom it is addressed if and only if it is addressed to the Buyer's Representative or the Seller's Representative (as the case may be) and:

      (a)  handed to that Representative; or

      (b) sent by prepaid post to the address of that Representative specified in Clause 21.2 or such other address as may be advised by that
              -----------
           Representative to the other from time to time, in which event it will be deemed to have been received forty-eight (48) hours after it has been sent, or

      (c) sent by facsimile to the facsimile number of that Representative specified in Clause 21.2 or such other facsimile number as may be
                        -----------
           advised by that Representative to the other from time to time, in which event it will be deemed to have been received:


           (i) if the receiving Party does not advise the sender within twenty-four (24) working hours of receipt that the message was not fully intelligible; and

           (ii) if the sender receives electronic confirmation that the transmission was received by the receiving Party and has no reason to believe that at the time of transmission, the transmission was not fully intelligible; and

           on the day on which it was sent if transmission is completed by 4:00 p.m. local time during a Business Day in the place of receipt, otherwise on the next Business Day in the place of receipt after the date it was sent.

21.2  For the purpose of this Clause 21, the initial addresses for service
                              ---------
      of notices on the Buyer and Seller will be:

      The Buyer's Representative:__________________________.

      The Seller's Representative:  Richard Barber.


22.0  DISPUTE RESOLUTION PROCESS

22.1 The Parties must meet to resolve any dispute or claim arising out of or in connection with this Agreement by good faith negotiations within (a) the number of days specified in the applicable Clause of this Agreement, or
      (b) within 30 days of receipt of notice of a dispute or claim, whichever is sooner.

22.2 If the Parties are unable to resolve any dispute or claim in accordance with Clause 22.1 within thirty (30) days of the commencement of those good
           -----------
      faith negotiations, the Parties must submit the dispute or claim to arbitration in accordance with and subject to the Institute of Arbitrators, Australia Rules for Conduct of Commercial Arbitration without prejudice to the rights of each Party to apply to the court for equitable relief.

22.3 Arbitration will be effected by three arbitrators. The Seller and Buyer shall each select one arbitrator. The third arbitrator:

      (a) will be selected by the mutual agreement of the arbitrators appointed by Seller and Buyer; or

      (b) failing agreement, selected by the President for the time being of the Institute of Arbitrators, Australia or the President's duly authorised representative.

      The third arbitrator shall be independent from the Seller and the Buyer; and shall not have any past or present interest in, or relationship with, the Seller, the Buyer or the subject matter of any dispute or claim submitted to arbitration.

22.4 The submission of any dispute or claim to arbitration in accordance with this Clause 22 will be subject to the provisions of the Commercial
           ---------
      Arbitration Act 1990 (Qld) and, for the purposes of that Act, the Parties agree that:

      (a) the reference of dispute or claim to arbitration will be deemed to be a submission to arbitration within the meaning of the Act, and

      (b) each Party may be represented by a duly qualified legal practitioner or other representative.

22.5  The venue of the arbitration will be Brisbane, Queensland.

22.6 The commencement or conduct of arbitration or litigation will not of itself absolve the Parties from their respective obligations under this Agreement.

22.7 The Parties agree not to commence litigation unless all avenues of alternative dispute resolution set out in this Clause 22 have been
                                                     ---------
      exhausted.


23.0  ASSIGNMENT

23.1 Neither Party may assign, novate, charge or otherwise encumber any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent must not be unreasonably withheld provided that Buyer hereby (a) authorizes Seller to
                            -------------
      present this Agreement to each of the participants in the Comet Ridge Project and (b) consents to a partial assignment of this Agreement to each of the participants in the Comet Ridge Project that wish to participate in the sales of Gas to Buyer to be made hereunder.


24.0  CONFIDENTIALITY

24.1 The Buyer and Seller covenant that throughout the Term and for five years after the expiration of the Term or termination of this Agreement neither Buyer nor Seller will disclose the Confidential Information or cause or permit it to be disclosed to any person without the prior written consent of, and on such conditions as may be prescribed by the other Party.

24.2 The Buyer's and Seller's obligation to maintain confidentiality will not include any portion of the Confidential Information that:

      (a) is required to be disclosed or published by law (which, for purposes of Seller includes, without limitation, securities and blue sky laws of the United States and any individual state) but only to the extent necessary in the opinion of the disclosing party's counsel;

      (b) is disclosed or published to the Seller or Buyer by a third party under circumstances not involving a breach of this Agreement or any other document of similar effect;

      (c) the Seller is contractually obligated to disclose to (i) the parties to the operating agreement covering the Comet Ridge Project which is applicable to the conduct of operations contemplated under Clause 2.1
                                                                     ----------
          of this Agreement, (ii) any credit agreement or loan documents binding upon Seller or its property; or (iii) any gas supply, risk management or other agreement which Seller may deliver to obtain alternate Gas supply sources to be able to meet its requirements under this Agreement; or

      (d) is disclosed by Seller or Buyer to their parent or affiliated companies for reasonable or necessary purposes of corporate management including, without limitation, accounting, administrative, finance, shareholder reporting or tax purposes.


25.0  MISCELLANEOUS

25.1 This Agreement contains the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. There are no understandings, agreements, warranties or representations, express or implied with respect to the transactions contemplated by this Agreement, or any other understandings, agreements, warranties or representations except as specifically set out in this Agreement.

25.2 No failure or delay on the part of any Party to this Agreement in exercising any right, power or remedy under this Agreement and no course of dealing between the Parties to this Agreement will operate as a waiver of any breach or default by any other Party. No single or partial exercise of any such right, power or remedy will preclude any further or other exercise of that or any other right, power or remedy.

25.3  No provision of this Agreement may be varied or waived except in writing.

25.4 Each Party must at all times have, and ensure its contractors and subcontractors have, current public liability and workers' compensation insurance policies on terms and conditions and covering risks arising in respect of this Agreement reasonably acceptable to the other Party. Each Party must produce documentary evidence of such insurances if requested to do so by the other Party.

25.5 Each Party to this Agreement will bear its own costs of and incidental to this Agreement other than as specifically otherwise agreed in writing signed by the Party or Parties assuming any obligation, but the Buyer must pay all stamp duty assessed on the Agreement and any duplicate of it.

25.6 If any part of this Agreement is or becomes illegal, invalid or unenforceable in any relevant jurisdiction, the legality, validity or enforceability of the remainder of the Agreement will not be affected and this Agreement will be read as if the part had been deleted in that jurisdiction only.

25.7 The Obligations contain in this Agreement will continue until satisfied in full unless terminated earlier than the Term set forth in Clause 3, in
                                                                --------
      which case the obligations set forth in Clause 19 and 24 will apply.
                                              ----------------

25.8 This Agreement may consist of one or more counterpart copies and all counterparts will, when taken together, constitute one document.

25.9 Each Party must sign, execute and complete all additional documents which may be necessary to effect, perfect, or complete the provisions of this Agreement and the transactions to which it relates.

EXECUTED as an agreement.

THE, COMMON SEAL of TIPPERARY OIL & GAS (Australia)             )
Pty LTD (ACN 077 536 871 was duly affixed to this document in   )
accordance with its articles of association in the presence of: )


      /s/ Richard A. Barber                     /s/ David L. Bradshaw
-------------------------------------     -------------------------------------
Signature of Secretary                    Signature of Director



       Richard A. Barber                         David L. Bradshaw
-------------------------------------     -------------------------------------
Name of Secretary - please print          Name of Director - please print



THE COMMON SEAL OF QUEENSLAND                          )
FERTILIZER ASSETS LIMITED (ACN 011 062 294)            )
was duly affixed to this document in accordance        )
with its Articles of Association in the presence of:   )


      /s/ Harold James Keith Howes              /s/ John F. Babbitt
-------------------------------------     -------------------------------------
Signature of Secretary                    Signature of Director


       Harold James Keith Howes                  John F. Babbitt
-------------------------------------     -------------------------------------
Name of Secretary - please print          Name of Director - please print

                                   ANNEXURE 1
                                   ----------

                               GAS PRICE FORMULA
                               -----------------


1. The Gas Price at the Delivery Point for the first two Contract Years will be [***] per Gigajoule. Starting with the third Contract Year (but not later than 1 January 2006), the floor price of Gas delivered to the Delivery Point will be [***] per Gigajoule, as adjusted herein ("Floor Price"). The Gas Price is as follows after the first two Contract Years:

     (a) If the average fob price for urea produced and shipped from the Plant in any calendar quarter starting with the third Contract Year (but not later than 1 January 2006) and any subsequent calendar quarter thereafter throughout the Term is less than A$220 per metric ton, the Gas Price is equal to the Floor Price, as adjusted;

     (b) If the average fob price for urea produced and shipped from the Plant in any calendar quarter starting with the third Contract Year (but not later than 1 January 2006) and any subsequent calendar quarter thereafter throughout the Term is more than A$220 per metric ton, the Gas Price shall be as follows, if and only if, it results in a price higher than Floor Price, as adjusted:

        Gas Price  =  [***] {1 + 0.75 (fob urea price - 220)/220} A$/GJ

     (c) Buyer agrees to permit Seller to audit Buyer's records as may be reasonable or necessary to validate the average fob price for urea produced and shipped from the Plant each calendar quarter;

     (d)  In addition to adjustments to the Gas Price set forth in Subclauses 1
          (a) and (b) above, the initial Floor Price of [***] will be increased each Contract Year starting with the third Contract Year (but not later than 1 January 2006) by either a factor of 2%; or 70% of the CPI; whichever is lower, compounded each year beginning at inception of the Contract throughout the Term of the Contract;

     (e) The Parties agree that if the average market price of coalbed methane in the Bowen Surat Basin area of Queensland during the fifteenth Contract Year, (beginning on 1 January 2018) of the Agreement has escalated to a level in excess of $A 0.50 per Gigajoule above of the adjusted Floor Price in effect at the end of the fifteenth Contract Year under Subclauses 1 (a) and (b), the Floor Price shall increase by one-half of such excess. If the Parties cannot agree to the average coalbed methane market price pursuant to Clause 3 below, they shall agree to appoint an independent arbitrator who shall make such determination. Furthermore, the Parties agree that beginning with the first day of the sixteenth Contract Year of the Agreement, the 75% participation factor in urea pricing per Subclause 1 (b) above, will become 50%; and


*** Text has been omitted and filed separately with the Securities and Exchange
    Commission. Confidential treatment has been requested under 17 C.F.R.
    section 240.24b-2.

     (f) For purposes of this Annexure 1, Subclauses 1 (a), (b) and (d), it is agreed that the price for urea and the Gas Price are exclusive of Goods and Services Tax (GST).

2. For purposes of calculating any adjustments and averages in respect the fob price of urea, it is agreed that:

     (a) calendar quarters shall begin on January, April, July and October of each Contract Year;

     (b) Buyer shall provide Seller its calculation (and supporting materials reasonably acceptable to Seller) for the average fob price for urea within ten (10) Days after the end of each calendar quarter;

     (c) Seller shall utilize Buyer's calculation of the average fob price for the preceding calendar quarter to calculate (i) the final Gas Price in effect during the preceding calendar quarter (and any resulting increases to the amounts specified in the invoices for each Month during the preceding calendar quarter and (ii) the estimated Gas Price in effect for each Month during the then current calendar quarter (which Seller shall utilize for purposes of preparing invoices for Delivered Gas during the then current calendar quarter, subject to adjustment at the end of that calendar quarter in a like manner following the Buyer's calculation of the average fob price of urea for that calendar quarter), and

     (d) Seller will include charges resulting from an increase or credits resulting from a decrease in the final Gas Price for the preceding calendar quarter in (i) the invoice for the first Month of the then current calendar quarter or, (ii) the first invoice as maybe practicable if the Buyer fails to deliver the calculation of the average fob price for urea when due, in which case Buyer shall pay interest at the BB Rate plus two percent (2%) from the date the additional charge would have become due (if Buyer delivered the average fob price calculation on time) until the date the charge is paid.

3. For purposes of calculating adjustments and averages in respect of average coalbed methane market prices during the fifteenth Contract Year, it is agreed that:

     (a) Seller shall utilize (i) the prices set forth each week/Month from the first week of January, 2018 through the last week of December, 2018 for spot prices for the Bowen Surat Basin area of Queensland delivered to pipeline as published in a recognized publication utilized by the gas pipeline industry to establish spot price quotes in the Bowen Surat Basin area of Queensland, which is reasonably acceptable to Seller and Buyer or (ii) prices for sales of coalbed methane gas in the Bowen Surat Basin area of Queensland during that period which are comparable in availability to market, quality, quantity and time of sale of Delivered Gas (as compiled by Seller utilizing reasonable commercial endeavours from gas pipeline industry sources in Queensland, Australia which are reasonably acceptable to Buyer) if a recognized publication does not then exists;

     (b) Seller shall provide Buyer its calculation (and supporting materials reasonably acceptable to Buyer) for the average market price of coalbed methane gas during the fifteenth Contract Year upon request; and

     (c) Seller shall charge, and Buyer shall pay, the Floor Price (as adjusted pursuant to Subclause 1 (e) for all Delivered Gas beginning on 1 January 2019.

4. Adjustments to the Gas Price pursuant to Subclauses 1 (a), (b), (d) and (e) shall be cumulative.

5. Either Party, at its own expense, shall have the right to examine, copy and audit all of the books and records of the other Party related to the calculation of the average fob price of urea, or the average market price of coalbed methane, which are provided by the other Party for purposes of adjusting the Gas Price pursuant to this Annexure, as follows:

     (a) each Party shall have the right to audit and copy the books and records of the other Party after delivering written notice not less than fifteen (15) Business Days in advance of the date of proposed audit;

     (b) all examinations and audits shall be conducted at the office of the Party being audited on one or more consecutive Business Days during normal business hours. The Party being audited shall provide access to personnel and relevant records, as may be reasonable or necessary to assist the auditing Party's examiner or auditors to complete the examination or audit as expeditiously as possible;

     (c) to the extent that the auditing Party should take exception to any portion of the other Party's relevant books and records, the auditing Party shall provide the other Party with a written report summarizing reasons for the exceptions taken. The audit report must be delivered no later than thirty (30) days following the completion of the examination or audit. The other Party shall have fifteen (15) days from receipt of the report in which to prepare and submit a written response to the exceptions taken by the auditing Party. If, after reviewing the other Party's response, any disagreements remain, the Parties' designated representatives shall meet for the purposes of resolving those disputes. If, after meeting to discuss the remaining disputes, the representatives are not able to reach a compromise reasonably acceptable to each, either Party may request the initiation of arbitration pursuant to this Agreement; and

     (d) the notices from either Party of an audit shall designate the agent or employee assigned to conduct the examination or audit on their behalf. The auditing Party shall cause the designated employee to work diligently to complete the examination or audit in a reasonable and prudent manner.

                                  ANNEXURE 2
                                  ----------

                               GAS SPECIFICATION
                               -----------------



The coalbed methane gas ('Gas') to be delivered by Seller to the Delivery Point shall have the following specification:

     Methane            95.00% by volume minimum
     Total Inerts       5.00% by volume maximum
     Nitrogen           4.00% by volume maximum
     Oxygen             0.40% by volume maximum
     Carbon Dioxide     3.00% by volume maximum
     Total Sulfur       10.00 milligrams per cubic meter maximum
     Water              7.0 pounds maximum per million cubic feet
                        @ 60F and 14.7 psia
     NGL's              None above Ethane

Gas delivered to the Buyer under Clauses 8 and 18 which is not coal bed methane shall conform to the specifications set out in the Gas Act of 1965, as amended.